Exhibit (10)(iii)(A)(1.2)

AMENDMENT TO

CINCINNATI BELL INC. SHORT TERM INCENTIVE PLAN

The Cincinnati Bell Inc. Short Term Incentive Plan (the “Plan”) is hereby amended, effective as of January 1, 2009, in the following respects.

1.	Subsection 4.1 of the Plan is amended in its entirety to read as follows.

4.1 Any award granted under the Plan to a Participant shall be made with respect to a specific calendar year (the award’s “Award Year”) and shall, if certain performance goals that are made applicable to the award by the Committee are met, provide for the payment to the Participant of a lump sum cash amount by the 15th day of the third month of the next following calendar year. No more than one award may be granted to a Participant under the Plan with respect to any calendar year. Also, the grant of any award to a Participant under the Plan with respect to any calendar year shall not entitle the Participant to an award for any subsequent calendar year.

2.	The text of Section 6 of the Plan is amended in its entirety to read as follows.

The Committee may, in its discretion, permit Participants to elect to defer the payment otherwise required under any award granted under the Plan in accordance with such terms and conditions as the Committee shall establish. Any such deferral will not be made under the Plan, but, rather, will be made under the Cincinnati Bell Executive Deferred Compensation Plan and will be subject to the terms and conditions of such plan.

IN ORDER TO EFFECT THE FOREGOING CHANGES TO THE PLAN, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL INC.

By:	/s/ Christopher J. Wilson

Title:	V.P. General Counsel & Secretary

Date: